Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF THE
CERTIFICATE OF DESIGNATIONS
OF
SERIES B PREFERRED STOCK
OF
1347 PROPERTY INSURANCE HOLDINGS, INC.

(Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware)

1347 Property Insurance Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: Pursuant to the authority granted to the Board of Directors of the Company (the “Board”) pursuant to the Company’s Certificate of Incorporation (as amended and restated, the “Certificate of Incorporation”) and Section 151(g) of the DGCL, the Board previously authorized the issuance of, and established, the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations and restrictions of 120,000 shares of Series B Preferred Stock, par value $25.00 per share (the “Series B Preferred Stock”), as evidenced by the Certificate of Designations with respect to such Series B Preferred Stock filed with the Secretary of State of the State of Delaware on February 24, 2015 (the “Series B Certificate of Designations”).

SECOND: No shares of Series B Preferred Stock are outstanding and none will be issued subject to the Series B Certificate of Designations governing such Series B Preferred Stock.

THIRD: The Board has duly adopted the following resolutions approving the elimination of the Series B Preferred Stock, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that none of the authorized shares of Series B Preferred Stock are outstanding and none will be issued subject to the Series B Certificate of Designations;

FURTHER RESOLVED, that the Authorized Officers (as defined below) be, and each of them hereby is, authorized and directed in the name and on behalf of the Company to file a Certificate of Elimination with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the DGCL, substantially in the form provided to the Board, setting forth a copy of these resolutions (the “Certificate of Elimination”);

FURTHER RESOLVED, that when the Certificate of Elimination setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Certificate of Incorporation all matters set forth in the Series B Certificate of Designations with respect to the Series B Preferred Stock and all of the shares that were designated as Series B Preferred Stock shall be returned to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series;

FURTHER RESOLVED, that the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Secretary and the Controller and Assistant Secretary of the Company be, and the same hereby are, designated as the “Authorized Officers” for all purposes of these resolutions (individually, an “Authorized Officer” and collectively, the “Authorized Officers”), and each such Authorized Officer, acting alone and requiring no other signature by any of the other Authorized Officers, be, and hereby is, authorized, empowered and directed to exercise all the powers and responsibilities of the Authorized Officers as set forth in these resolutions; and

FURTHER RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Company to take all other actions and to execute and deliver such other documents, in addition to those set forth in the foregoing resolutions, as they may deem necessary or advisable in order to effect the purposes of the foregoing resolutions, and that all such actions heretofore so taken be, and they hereby are, in all respects ratified, confirmed and approved.

FOURTH: Pursuant to the provisions of Section 151(g) of the DGCL, all matters set forth in the Series B Certificate of Designations with respect to the Series B Preferred Stock are hereby eliminated from the Certificate of Incorporation, and the shares that were designated as Series B Preferred Stock are hereby returned to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer on the 28th day of February.

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:	/s/ Douglas N. Raucy
Name:	Douglas N. Raucy
Title:	President and Chief Executive Officer

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